UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Cummins, Mark R.
   Harleysville Group Inc.
   355 Maple Avenue
   Harleysville, PA  19438
2. Issuer Name and Ticker or Trading Symbol
   Harleysville Group Inc.
   HGIC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, Chief Investment Officer & Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5/6/02|M   | |13,450            |A  |$12.50     |                   |      |                           |
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Common Stock               |5/6/02|F   | |8,908             |D  |$31.34     |                   |      |                           |
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Common Stock               |5/8/02|M   | |4,010             |A  |$13.25     |                   |      |                           |
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Common Stock               |5/8/02|F   | |4,010             |D  |$32.05     |11,543 (1)         |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option - Right t|$12.50  |5/6/0|M   | |13,450     |D  |(2)  |5/24/|Common Stock|13,450 |---    |            |   |            |
o Buy                 |        |2    |    | |           |   |     |05   |            |       |       |            |   |            |
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Stock Option - Right t|$13.25  |5/8/0|M   | |4,010      |D  |(3)  |5/22/|Common Stock|4,010  |---    |            |   |            |
o Buy                 |        |2    |    | |           |   |     |06   |            |       |       |            |   |            |
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Stock Option - Right t|$27.20  |5/22/|A   |V|17,148     |A  |(4)  |5/22/|Common Stock|17,148 |---    |99,448      |D  |            |
o Buy                 |        |02   |    | |           |   |     |12   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Since date of last ownership report, 2,725 shares were transferred to former spouse pursuant to a Domestic
Relations
Order.
(2) The option vested in two equal annual installments beginning May 24,
1996.
(3) The option vested in two equal annual installments beginning May 22,
1997.
(4 ) The option vests in two equal annual installments beginning May 22,
2003.
SIGNATURE OF REPORTING PERSON
/s/ Mark R. Cummins
DATE
06/06/2002